Exhibit 99.1

For information, contact:

Investors -- Doug Pike (713) 309-7141

Media -- Lisa Martin (713) 309-4890

Paul Halata and Daniel J. Murphy Appointed to
Lyondell Board of Directors

HOUSTON (Feb. 10, 2006) -- Lyondell Chemical Company (NYSE: LYO) announced today that Paul Halata and Daniel J. Murphy have been appointed to the Company's board of directors, effective Feb. 9, 2006.

Halata, 54, is president and chief executive officer of Mercedes-Benz USA, LLC (MBUSA), a wholly owned subsidiary of DaimlerChrysler AG responsible for the sales, marketing and service of Mercedes-Benz and Maybach vehicles, parts and accessories in the U.S. market.

Halata joined Mercedes-Benz in 1972, where he held various positions within Mercedes-Benz Canada prior to serving as president from 1989 to 1995. In 1995, he became senior vice president of sales and marketing for the van division in Europe, based in the Stuttgart world headquarters. He left Stuttgart in 1997 to become president of Mercedes-Benz UK (which subsequently became DaimlerChrysler UK), the position Halata held until coming to the United States in 1999.

Murphy, 57, is chairman, president and chief executive officer of Alliant Techsystems, Inc. (ATK). With $3.1 billion in annual sales and approximately 15,000 employees in 23 states, ATK is a leading provider of advanced weapon and space systems. ATK also is the world's leading supplier of solid rocket motors and the largest U.S. manufacturer of ammunition.

Murphy joined Alliant Techsystems in 2000 as president of ATK Tactical Systems. In 2002, he became group vice president of Precision Systems and the following year president and chief executive officer. He was elected chairman in 2005. Prior to joining ATK, Murphy served for 30 years with the U.S. Navy, attaining the rank of vice admiral. His commands included the USS Dwight D. Eisenhower Carrier Battle Group and the Sixth Fleet in Europe and Northern Africa. Murphy earned his bachelor's degree from the Naval Academy and a master's in law and diplomacy from the Fletcher School of Law and Diplomacy at Tufts University.

"We are pleased to welcome Paul Halata and Dan Murphy to Lyondell's board of directors," said Dr. William T. Butler, chairman of the board of Lyondell. "They bring a wealth of experience that will be highly valued by our board."

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ABOUT LYONDELL

Lyondell Chemical Company, headquartered in Houston, Texas, is North America's third-largest independent, publicly traded chemical company. Lyondell is a major global manufacturer of basic chemicals and derivatives including ethylene, propylene, titanium dioxide, styrene, polyethylene, propylene oxide and acetyls. It also is a significant producer of gasoline blending components. The company has a 58.75 percent interest in Lyondell-Citgo Refining LP, a refiner of heavy, high-sulfur crude oil. As a result of Lyondell's November 30, 2004, acquisition of Millennium Chemicals Inc., Millennium and Equistar Chemicals, LP are wholly owned subsidiaries of Lyondell. Lyondell is a global company operating on five continents and employs approximately 10,000 people worldwide.

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SOURCE: Lyondell Chemical Company